NEMUS Bioscience Announces Closing of $5.0 Million Series B Financing
Funding to finance development of NB1111 for the treatment of glaucoma

COSTA MESA, CA - August 20, 2015 - NEMUS Bioscience, Inc. (OTCQB: NMUS) today announced the closing of its Series B Convertible Preferred Stock financing for gross proceeds of $5 million. Midtown Partners & Co., LLC acted as the exclusive placement agent for the transaction, and the financing was led by healthcare dedicated institutional investors.
ABOUT NEMUS BIOSCIENCE, INC.
The Company is a biopharmaceutical company, headquartered in Costa Mesa, California, focused on the discovery, development, and commercialization of cannabis-based therapeutics for significant unmet medical needs in global markets. Utilizing certain proprietary technology licensed from the University of Mississippi, NEMUS is working to develop novel ways to deliver cannabis-based drugs for specific indications, with the aim of optimizing the clinical effects of such drugs, while limiting the potential adverse events. NEMUS's strategy will explore the use of natural and synthetic compounds, alone or in combination. The Company is led by a highly qualified team of executives with decades of biopharmaceutical experience and significant background in early-stage drug development. For more information, visit www.nemusbioscience.com.
ABOUT MIDTOWN PARTNERS & CO., LLC
 Midtown Partners & Co., LLC is a New York based independent investment bank focused on facilitating growth by providing creative and unique financial solutions to high growth companies within the lower middle market.  The Banking team has over 100 years of collective experience advising on transactions while previously serving in investment banking roles at firms including: Citigroup, Lehman Brothers, Josephthal Lyon and Ross and HC Wainwright. The Research Team has extensive experience covering U.S. and International equities, both large and small cap. The team has covered public companies over the last 40 years and received rankings for a total of 12 years as an Institutional Investor All-Star Analyst.
FORWARD LOOKING STATEMENTS
 Statements in this document that are not descriptions of historical facts are forward-looking statements that are based on management's current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected. In some cases, forward-looking statements can be identified by terminology including "goal," "focus," "aims," "believes," "can," "challenge," "predictable" "will," or the negative of these terms or other comparable terminology. We operate in a rapidly-changing environment and new risks emerge from time to time. As a result, it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements the Company may make.

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